Exhibit 99.1

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

ADJUSTED SALES GROWTH

(Unaudited)

(In thousands)

Management believes that presentation of sales growth in the quarterly periods, adjusted to eliminate the effects of acquisitions, divestitures and the impact of currency translation, provides useful information to investors because it enhances comparability between the current year and prior year reporting periods. Elimination of the currency translation effect provides constant currency comparisons without the distortion of currency rate fluctuations.

	Three Months Ended		%
	December 29, 2006	December 30, 2005	Change
ARAMARK Corporation Consolidated Sales (as reported)	$3,110,546	$2,925,928	6%
Effect of Currency Translation	—	41,030
Effect of Acquisitions and Divestitures	(21,353)	(13,145)

ARAMARK Corporation Consolidated Sales (as adjusted)	$3,089,193	$2,953,813	5%

ARAMARK CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

ADJUSTED OPERATING INCOME

(Unaudited)

(In thousands)

Management believes that presentation of operating income in the quarterly periods, adjusted to eliminate the effects of acquisitions, divestitures and the impact of currency translation, provides useful information to investors because it enhances comparability between the current year and prior year reporting periods. Elimination of the currency translation effect provides constant currency comparisons without the distortion of currency rate fluctuations.

	Three Months Ended		%
	December 29, 2006	December 30, 2005	Change
ARAMARK Corporation Consolidated Operating Income (as reported)	$172,317	$158,619	9%
Effect of Currency Translation	—	1,572
Effect of Acquisitions and Divestitures	(1,328)	740

ARAMARK Corporation Consolidated Operating Income (as adjusted)	$170,989	$160,931	6%